Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Norwegian Cruise Line Holdings Ltd. of our report dated February 20, 2013, except for the condensed financial information of the Registrant in Note 11, and the effects of the reorganization included in the fourth paragraph of Note 12 to the consolidated financial statements, as to which the date is July 30, 2013, relating to the consolidated financial statements of Norwegian Cruise Line Holdings Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami Florida

August 7, 2013